As filed with the Securities and Exchange Commission on May 30, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SOUTHWEST WATER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	95-1840947
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Wilshire Building

624 South Grand Avenue, Suite 2900

Los Angeles, California 90017-3881

(213) 929-1800

(Address of Principal Executive Offices, Including Zip Code)

SOUTHWEST WATER COMPANY 2006 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Cheryl L. Clary, Chief Financial Officer Southwest Water Company 624 South Grand Avenue, Suite 2900 Los Angeles, California 90017-3881 (213) 929-1800	Copy to: Leonard E. Castro, Esq. Musick, Peeler & Garrett LLP One Wilshire Boulevard, Suite 2000 Los Angeles, California 90017-3321 Telephone 213-629-7600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)(4)	Proposed Maximum Offerings Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, $0.01 par value per share(4)	5,433,920 shares	$12.44	$67,597,965	$7,232.98
Right to purchase common stock, $0.01 par value per share(4)	5,433,920 shares

(1)   In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933 (the “Securities Act”).

(2)   Estimated solely for purposes of calculating the registration fee based upon the average of the high and low prices reported for the shares of the common stock on the Nasdaq National Market on May 24, 2006 pursuant to Rule 457(c) under the Securities Act.

(3)   Calculated pursuant to Rule 457(o) under the Securities Act.

(4)   This Registration Statement also covers preferred share purchase rights under the registrant’s Stockholder’s Rights Plan, which are attached to and tradeable only with the shares of common stock registered hereby. No registration fees are required for such shares and such rights because they will be issued for no additional consideration.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in the Southwest Water Company 2006 Equity Incentive Plan (the “Plan”) as specified by Securities Act Rule 428(b)(1). These documents are not being filed with the United States Securities and Exchange Commission as part of this registration statement nor as prospectuses or prospectus supplements pursuant to Securities Act Rule 424.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Southwest Water Company (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents:

(a)           The Registrant’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) containing audited financial statements for the Registrant’s latest fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2006;

(b)           All other reports the Registrant has filed pursuant to Section 13(a) of the Exchange Act since the fiscal year ended December 31, 2005, consisting of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 10, 2006 and the Registrant’s Current Reports on Form 8-K, filed with the Commission on March 9, 2006, March 10, 2006, March 16, 2006, March 17, 2006, March 31, 2006, April 11, 2006, April 18, 2006, May 3, 2006, May 10, 2006, May 17, 2006 and May 19, 2006;

(c)           Registrant’s Proxy Statement on Form DEF 14A filed with the Commission on April 11, 2006; and

(d)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B filed under Section 12 of the Exchange Act (File No. 0-8176) on July 7, 1988, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Statutory Provisions

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director’s fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of a fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase or obtaining an improper personal benefit.

Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with an action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the DGCL. The indemnification provided by the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our Certificate of Incorporation and Bylaws

The Registrant’s Certificate of Incorporation limits its directors’ liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the DGCL as described above under “Statutory Provisions.”  The Registrant’s Bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors, officers and employees involved in any action, suit or proceeding where the basis of such involvement is such person’s alleged action in an official capacity or in another capacity while serving as a director, officer or employee of the Registrant. The Bylaws also permit the Registrant to maintain insurance to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding whether or not the Registrant would have the power to indemnify the person under the DGCL. The Bylaws also authorize the Registrant to enter into a contract with any of our directors, officers, employees or agents providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in the Bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index which is incorporated herein by reference.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:  Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. § 78m or § 78o(d)) that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 30th day of May, 2006.

SOUTHWEST WATER COMPANY, a Delaware corporation

By:	/s/ Cheryl L. Clary
Cheryl L. Clary
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Swatek and Cheryl L. Clary, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign a registration statement on Form S-8 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 30th day of May, 2006.

By:	/S/ MARK A. SWATEK	By:	/S/ ANTON C. GARNIER
	Mark A. Swatek		Anton C. Garnier
	Chairman of the Board of Directors		Executive Vice Chairman of the Board of Directors

By:	/S/ JAMES C. CASTLE	By:	/S/ H. FREDERICK CHRISTIE
	James C. Castle, Ph.D.		H. Frederick Christie
	Director		Director

By:	/S/ DONOVAN D. HUENNEKENS	By:	/S/ WILLIAM D. JONES
	Donovan D. Huennekens		William D. Jones
	Director		Director

By:	/S/ MAUREEN A. KINDEL	By:	/S/ RICHARD G. NEWMAN
	Maureen A. Kindel		Richard G. Newman
	Director		Director

EXHIBIT INDEX

Exhibit	Description
4.1A

Indenture of Mortgage and Deed of Trust between Suburban Water Systems and U.S. Bank National Association, formerly First Trust of California, N.A. dated October 1, 1986 (incorporated by reference to Exhibit 4.3 to Registrant’s Form 10-K Report for the year ended December 31, 1986)

4.1B

First Amendment and Supplement to Indenture of Mortgage and Deed of Trust between Suburban Water Systems and U.S. Bank National Association, formerly First Trust of California, N.A. dated February 7, 1990 (incorporated by reference to Exhibit 4.2A to Registrant’s Form 10-K Report for the year ended December 31, 1989)

4.1C

Second Amendment and Supplement to Indenture of Mortgage and Deed of Trust between Suburban Water Systems and U.S. Bank National Association, formerly First Trust of California, N.A. dated January 24, 1992 (incorporated by reference to Exhibit 4.2B to Registrant’s Form 10-K Report for the year ended December 31, 1991)

4.1D

Third Amendment and Supplement to Indenture of Mortgage dated October 9, 1996, between Suburban Water Systems and U.S. Bank National Association, formerly First Trust of California, N.A. (incorporated by reference to Exhibit 4.2C to Registrant’s Form 10-K Report for the year ended December 31, 1996)

4.1E

Fourth Amendment and Supplement to Indenture of Mortgage and Deed of Trust between Suburban Water Systems and U.S. Bank National Association, formerly First Trust of California, N.A., dated October 19, 2004 (incorporated by reference to Exhibit 4.1E to Registrant’s Form 10-K Report for the year ended December 31, 2004)

4.2

Securities Purchase Agreement dated May 28, 2003 among Southwest Water Company and the purchasers identified therein (incorporated by reference from Registration Statement on Form S-3, File No. 333-106506, filed June 25, 2003)

4.3	Bond Purchase Agreement dated February 20, 1992, for Suburban Water Systems (incorporated by reference to Exhibit 4.3A to Registrant’s Form 10-K Report for the year ended December 31, 1991)

4.4	Bond Purchase Agreement dated October 21, 1996, for Suburban Water Systems (incorporated by reference to Exhibit 4.3B to Registrant’s Form 10-K Report for the year ended December 31, 1996)

4.5	Bond Purchase Agreement dated October 19, 2004, for Suburban Water Systems (incorporated by reference to Exhibit 4.5 to Registrant’s Form 10-K Report for the year ended December 31, 2004)

4.6A

Indenture of Mortgage dated February 14, 1992, between New Mexico Utilities, Inc., and Wells Fargo Bank, formerly Sunwest Bank of Albuquerque, N.A. (incorporated by reference to Exhibit 4.4 to Registrant’s Form 10-K Report for the year ended December 31, 1991)

4.6B

First Supplement to Indenture of Mortgage dated May 15, 1992, between New Mexico Utilities, Inc. and Wells Fargo Bank, formerly Sunwest Bank of Albuquerque, N.A. (incorporated by reference to Exhibit 4.4A to Registrant’s Form 10-K Report for the year ended December 31, 1996)

4.6C

Second Amendment and Supplement to Indenture of Mortgage dated October 21, 1996, between New Mexico Utilities, Inc. and Wells Fargo Bank, formerly Sunwest Bank of Albuquerque, N.A. (incorporated by reference to Exhibit 4.4B to Registrant’s Form 10-K Report for the year ended December 31, 1996)

4.6D

Third Amendment and Supplement to Indenture of Mortgage dated December 15, 2004, between New Mexico Utilities, Inc. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 4.6D to Registrant’s Form 10-K Report for the year ended December 31, 2004)

4.7	Bond Purchase Agreement dated November 8, 1996, for New Mexico Utilities, Inc. (incorporated by reference to Exhibit 4.5A to Registrant’s Form 10-K Report for the year ended December 31, 1996)

4.8	Bond Purchase Agreement dated December 15, 2004, for New Mexico Utilities, Inc. (incorporated by reference to Exhibit 4.8 to Registrant’s Form 10-K Report for the year ended December 31, 2004)

4.9	Stockholder’s Rights Plan dated April 6, 1998 (incorporated by reference to the Registrant’s Form 8-K Report filed with the Commission April 23, 1998)

4.10

Certificate of Designation of Series E Convertible Preferred Stock of Southwest Water Company dated January 12, 2000 (incorporated by reference to Exhibit 3.1E of Registrant’s Form 10-K Report for the year ended December 31, 1999)

4.11

Windermere Utility Company Shareholder Agreement between Southwest Water Company, SW Utility Company, RTNT, Inc. Thom W. Farrell and Windemere Utility Company dated October 1, 2000 (incorporated by reference to Exhibit 4.11 to Registrant’s Form 10-K Report for the year ended December 31, 2004)

4.12

Shareholders Agreement by and among Operations Technology, Inc., Southwest Water Company, Robert W. Monette, dated August 31, 2001 (incorporated by reference to Exhibit 4.12 to Registrant’s Form 10-K Report for the year ended December 31, 2004)

4.13.1	Southwest Water Company 2006 Equity Incentive Plan

4.13.2	Form of Southwest Water Company 2006 Equity Incentive Plan Notice of Restricted Stock Award and Restricted Stock Agreement

4.13.3	Form of Southwest Water Company 2006 Equity Incentive Plan Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement

4.13.4	Form of Southwest Water Company 2006 Equity Incentive Plan Stock Option Agreement

4.13.5	Form of Southwest Water Company 2006 Equity Incentive Plan SAR Agreement

5.1	Opinion of Musick, Peeler & Garrett LLP regarding legality of shares to be issued

23.1	Consent of Musick, Peeler & Garrett LLP (included in Exhibit 5.1)

23.2	Consent of independent registered public accounting firm

24.1	Power of attorney (included on signature page)